Exhibit 5.1
September 12, 2008
Threshold Pharmaceuticals, Inc.
1300 Seaport Boulevard , Suite 500
Redwood City, California 94063

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration for resale of (a) 8,970,574 outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and (b) 3,588,221 shares of Common Stock (the “Warrant Shares”) issuable by the Company upon the exercise of outstanding warrants (the “Warrants”). The Shares and Warrants were issued and sold by the Company in a private placement completed on August 29, 2008.
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares and the Warrant Shares, and we have made such other investigation as we have deemed appropriate. As to certain matters of fact that are material to our opinion, we have relied upon a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Based upon and subject to the foregoing, it is our opinion that (i) the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and reserved for issuance, and, when issued and sold in accordance with the terms of the Warrants applicable to the Warrant Shares, and the exercise price therefor has been paid to the Company, the Warrant Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP